Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (No. 333-185318) of Leucadia National Corporation of our report dated February 27, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 5, paragraph 6 and the change in the presentation of comprehensive income discussed in Note 2(n), paragraph 3, as to which the date is December 5, 2012, relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Leucadia National Corporation’s Current Report on Form 8-K dated December 5, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
January 11, 2013